CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement Amendment No. 3 on Form S-3 of XL Capital Ltd of our report dated February 11, 2003 relating to the financial statements and financial statement schedules, which appear in XL Capital Ltd's Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Amended Registration Statement.



New York, New York
March 31, 2003